Exhibit 10.65

EXECUTION VERSION

EMPLOYMENT AGREEMENT

BETWEEN

PAUL H. MCDOWELL

AND

ARC ADVISORY SERVICES, LLC

This Employment Agreement (the “Agreement”), dated as of September 24, 2013, by and between ARC Advisory Services, LLC (the “Company”), and Paul H. McDowell (the “Executive”) (each of them being referred to as a “Party” and together as the “Parties”):

WHEREAS, the Agreement is being entered into subject to the occurrence of the Closing under, and as that term is defined in, that certain Agreement and Plan of Merger, dated as of May 28, 2013 (the “Merger Agreement”), by and among American Realty Capital Properties, Inc., a Maryland corporation, ARC Properties Operating Partnership, L.P., a Delaware limited partnership, Safari Acquisition, LLC, a Delaware limited liability company, the Company, Caplease, LP, a Delaware limited partnership, and CLF OP General Partner LLC, a Delaware limited liability company);

WHEREAS, in the event that that the Closing does not occur and the Merger Agreement is terminated pursuant to the terms thereof, the Agreement in this form shall be null and void ab initio; and

WHEREAS, in connection with the foregoing, the Company and the Executive desire to memorialize the terms of the Executive’s employment relationship with the Company effective as of the date on which the Effective Time (as defined in the Merger Agreement) occurs (such date, the “Effective Date”) on the terms and conditions set out below.

1. EMPLOYMENT.

(a) Position(s). Effective as of the Effective Date, the Company agrees to employ the Executive, and the Executive agrees to be employed and serve as, the “President-Office & Industrial Group” of the Company in accordance with the terms of this Agreement. The Executive shall work out of the Company’s New York City office; provided, however, that the Executive understands and agrees that reasonable travel may be required by the Company from time to time for business reasons.

(b) Duties. The Executive shall report to Nicholas Schorsch or any successor Chief Executive Officer of the Company (the “Senior Officer”) and his principal duties and responsibilities shall be consistent with his position described above and such other duties consistent with such position as are assigned by the Senior Officer.

(c) Extent of Services. Except for illnesses and vacation periods, the Executive shall devote at least ninety five percent (95%) of his time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may (i) participate in charitable, academic or community activities, and in trade or professional organizations, or (ii) hold directorships in other companies consistent with the Company’s conflict of interest policies and corporate governance guidelines as in effect from

EXECUTION VERSION

time to time with the prior written approval of the Company; provided that all of the Executive’s activities outside of the Executive’s duties to the Company, individually or in the aggregate, comply with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time and do not otherwise materially interfere with the Executive’s duties and responsibilities to the Company. Subject to the provisions of Section 10 herein, the Executive may make any passive investment, or own five percent (5%) or less of the issued and outstanding voting securities of any entity, provided, in any event, that he is not obligated or required to, and shall not in fact, devote any material consulting or managerial effort or services in connection therewith.

2. TERM. This Agreement and the Executive’s employment shall be effective as of the Effective Date and shall continue in full force and effect thereafter until the third (3rd) anniversary of the Effective Date (the “Initial Term”); and shall be automatically extended for a renewal term of one (1) additional year (a “Renewal Term”) at the end of the Initial Term, and an additional one (1) year Renewal Term at the end of each Renewal Term (the last day of the Initial Term and each such Renewal Term is referred to herein as a “Term Date”), unless either party notifies the other party of its non-renewal of this Agreement not later than one hundred and twenty (120) days prior to a Term Date by providing written notice to the other party of such party’s intent not to renew, or if the Executive’s employment is sooner terminated pursuant to Section 6. For purposes of this Agreement (and, for the avoidance of doubt, the non-competition and non-solicitation provisions set forth in Section 10 below), “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 6.

3. BASE SALARY. The Company shall pay the Executive a base salary (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The initial Base Salary shall be at the annual rate of $495,000. For years commencing after December 31, 2013, the Company shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective January 1 of each year during the Term; provided, however, that on any January 1 during the Term, the Base Salary shall be increased by a minimum positive amount equal to the Base Salary in effect on January 1 of the immediately preceding year multiplied by the percentage increase in the Consumer Price Index (“CPI”, as defined herein in Section 16(1)) for such year (prorated for the portion of 2013 during which the Executive was employed). The amount of the CPI-based increase shall be determined before March 31st of each year and shall be retroactive to January 1 of that same year and any retroactive amount shall be paid no later than April 15th of such year. The percentage increase in the CPI for such year shall be computed by dividing the then-current CPI-U for the month of January of each year by the CPI-U for the month of January of the immediately preceding year. The Base Salary, as increased pursuant to this Section 3, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3.

4. OTHER COMPENSATION.

(a) Sign Bonus. On the last day of the month in which the Effective Date occurs, the Company shall pay to the Executive a one-time bonus in the amount of $1,150,000 (the “Sign-On Bonus”), payable (i) 50% in a cash lump sum and (ii) 50% in a number of fully vested

EXECUTION VERSION

and freely transferable (subject to any Company trading policies relating to insider trading and any trading restrictions required by applicable law or regulations) shares of the common stock, par value $0.01, of American Realty Capital Properties, Inc. (the “ARCP Stock”), determined based on the average closing price of the ARCP Stock over the five trading days immediately prior to the payment date of the Sign-On Bonus (rounded down to the nearest whole share). For the avoidance of doubt, the ARCP Stock shall be paid from shares of stock owned by the Company and the ARCP Stock shall not be granted pursuant to the American Realty Capital Properties, Inc. Equity Plan (the “ARCP Plan”). Income and employment tax withholding on the Sign-On Bonus shall be in the form of cash withholding on the portion of the Sign-On Bonus paid in cash and in stock withholding on the portion of the Sign-On Bonus paid in ARCP Stock.

(b) Annual Incentive Bonus Policy. The Executive shall be entitled to receive an annual cash incentive bonus (each an “Annual Bonus”) for each fiscal year during the Term of this Agreement in accordance with a bonus policy adopted by the Company’s board of managers (after consultation with the Senior Officer) by March 31st of each fiscal year. The Company agrees to consult with the Executive in good faith in establishing the performance requirements contained in the bonus policy for each fiscal year. The bonus policy will provide that the Executive shall be entitled to earn an Annual Bonus of up to 100% of the Base Salary for the applicable year. The Annual Bonus for a fiscal year shall be paid as soon as possible following the end of the fiscal year, but in no event later than March 15th of the year following the fiscal year to which the Annual Bonus relates. Notwithstanding the foregoing, (i) for the 2013 fiscal year, the Annual Bonus shall be no less than $415,000 (pro-rated based on the number of days during the fiscal year that the Executive was employed by the Company over the total number of days in the 2013 fiscal year); and (ii) for the remainder of the Initial Term, the Annual Bonus shall be no less than $180,000 for each completed fiscal year (the “Minimum Bonus”). Other than as set forth in Section 7, the Executive must be employed by the Company or an affiliate of the Company on the date an Annual Bonus is paid to be eligible to receive the Annual Bonus for such fiscal year.

(c) Equity. In addition to the Annual Bonus, for each fiscal year during the Term the Company will recommend to the “Committee” under, and as defined in, the ARCP Plan that it grant to Executive a year-end bonus consisting of a number of shares of restricted ARCP Stock under the ARCP Plan equal in value to up to 150 % of Base Salary (determined as of the date of grant) subject to time-based vesting in equal installments on each of the first three anniversaries of the date of grant, and subject to such other terms and conditions as may be determined by the Committee consistent with the ARCP Plan. The Company will recommend to the Committee that any such grants be made substantially under the form of award agreement attached as Exhibit A to this Agreement, with such changes thereto as may be determined by the Committee in its sole discretion, provided however, that the award agreement will not be changed in a manner detrimental to the Executive if such change is inconsistent with the form of award agreement being utilized for other executives. In the event that the Committee determines not to grant such award to the Executive for any year, the Company will, in its sole discretion, either recommend that the Executive be granted an equity award with an equal grant date value under another equity plan maintained by an affiliate of the Company or will grant the Executive an equivalent cash based award (including with respect to vesting), in either case in a manner not inconsistent with the first sentence of this Section 4(c).

EXECUTION VERSION

(d) Life Insurance Preiniums. During the Term, the Company shall reimburse Executive for the premium paid by the Executive for whole life insurance under policy number 159211320 with AXA Equitable Life Insurance. The Company agrees to indemnify the Executive for any income tax he incurs as a result of the Company’s reimbursement of these premiums (any indemnification payment to be made no later than March 15th of the year following the year in which the tax liability arises).

5. BENEFITS.

(a) Vacation. The Executive shall be entitled to five (5) weeks paid vacation per full calendar year, which shall accrue in accordance with the Company’s vacation policy as in effect from time to time.

(b) Sick and Personal Days. The Executive shall be entitled to sick and personal days pursuant to Company policy.

(c) Employee Benefit Plans. The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company.

(d) Other Benefits.

(i) DIRECTORS AND OFFICERS INSURANCE. During the Term, the Executive shall be entitled to directors and officers insurance coverage for his acts and omissions while serving as an officer of the Company on a basis no less favorable to the Executive than the coverage provided generally to the other officers of the Company. Additionally, after any termination of employment of the Executive for any reason, for a period through the sixth anniversary of the termination of employment, the Company shall maintain directors and officers insurance coverage for the Executive covering his acts or omissions while an officer of the Company on a basis no less favorable to the Executive than the coverage generally provided to then-current officers.

(ii) DISABILITY INSURANCE AND FINANCIAL PLANNING. During the Term, the Company will provide the Executive with disability insurance providing for income replacement upon termination of at least 95% of the Base Salary, subject to such insurance being available at reasonable cost. The Company agrees to indemnify the Executive for any income tax he incurs as a result of the Company’s payment of these premiums (any indemnification payment to be made no later than March 15th of the year following the year in which the tax liability arises). The Company also agrees to reimburse the Executive for the cost of tax preparation and financial planning up to $10,000 annually and indemnify the Executive for any income tax he incurs as a result of reimbursement of these costs (any indemnification payment to be made no later than March 15th of the year following the year in which the tax liability arises).

(ill) EXPENSES, OFFICE AND SECRETARIAL SUPPORT. The Executive shall be entitled to reimbursement of all reasonable business expenses, in accordance

EXECUTION VERSION

with the Company’s policy as in effect from time to time and on a basis no less favorable than that uniformly applicable to other executives of the Company, including, without limitation, telephone, reasonable travel, lodging, parking and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly after the presentation by the Executive of appropriate documentation. The Executive shall also receive appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive’s positions and adequate for the performance of the Executive’s duties.

6. TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, the employment of the Executive by the Company shall terminate immediately upon his death, the Company shall have the right to and may, in the exercise of its discretion, terminate the Executive at any time by reason of Disability, or with Cause or without Cause, and the Executive shall have the right to and may, in the exercise of his discretion, Voluntarily Resign his employment during the Term for any reason, subject to the provisions set forth below:

(a) Disability. The employment of the Executive by the Company shall terminate immediately upon the giving of written notice by the Company to the Executive of his termination due to Disability. As used in this Agreement, “Disabled” shall mean the Executive is unable to perform the normal full-time services he was performing prior to the onset of any sickness, injury or disability for a consecutive period of one hundred eighty (180) days with no reasonable prospect of returning to normal full-time service. A determination of “Disabled” shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disabled shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disabled shall not be considered a breach of this Agreement by the Company.

(b) With Cause. The employment of the Executive by the Company shall terminate at the election of the Company immediately upon the giving of written notice by the Company to the Executive of his termination with Cause. For purposes of this Agreement, the term “Cause” means that the Executive: (i) has been convicted or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (ii) has intentionally failed to substantially perform (other than by reason of illness or temporary disability) his reasonably assigned material duties hereunder, (iii) has engaged in willful misconduct in the performance of his duties or (iv) has materially breached any non-competition or non-disclosure agreement in effect between the Executive and the Company, including such agreements in this Agreement.

(c) Without Cause: Voluntary Resignation. The employment of the Executive by the Company shall terminate at the election of the Company without Cause, and at the election of the Executive for any reason (“Voluntary Resignation”), in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be. The Executive’s assertion of a constructive discharge or forced or coerced self-termination shall be considered to be and treated as being a Voluntary Resignation by the Executive.

EXECUTION VERSION

(d) Non-renewal. The Executive’s employment shall terminate at a Term Date if either the Executive or the Company notifies the other party of its non-renewal of this Agreement not later than one-hundred and twenty (120) days prior to such Term Date by providing written notice to the other party of such party’s intent not to renew.

(e) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Death) shall be communicated by written Notice of Termination to the other party hereto in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(f) Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant Disability or for Cause, the date of delivery of the Notice of Termination unless otherwise specified in such notice, (iii) the applicable Term Date if termination is due to a notice of non-renewal, and (iv) if the Executive’s employment is terminated for any other reason, the date the Executive ceases performing services as an employee of the Company.

7. EFFECTS OF TERMINATION.

(a) Death or Termination by the Company for Disability. If the employment of the Executive should terminate during the Term due to his death or at the election of the Company due to Disability, then the Company will pay or provide to the Executive (or the person designated under Section 16(i), if applicable):

(i) any earned and accrued but unpaid installment of Base Salary through the Date of Termination payable in accordance with the Company’s normal payroll practices;

(ii) reimbursement, in accordance with Section 4(d) of the insurance premium for the calendar year prior to the year in which such termination occurs to the extent not previously reimbursed;

(iii) payment for any accrued but unused vacation in accordance with Company policy;

(iv) reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Sections 5 (d)(iii) and 16(m)(ii);

(v) payment of any accrued but unpaid tax indemnification payments due pursuant to Sections 4(d) and 5 (d)(ii); and

(vi) all other applicable payments or benefits to which the Executive shall be entitled under, and paid or provided in accordance with, the terms of any applicable arrangement, plan or program under Section 5(c) (collectively, Sections 7(a)(i) through 7(a)(vi), payable in accordance with this Section 7(a), shall be hereafter referred to as the “Accrued Benefits”);

EXECUTION VERSION

(vii) subject to Sections 7(c), any accrued but unpaid Annual Bonus for the year prior to the year of termination, payable when the Annual Bonus for such year would have otherwise been paid; and

(viii) subject to Sections 7(c), a pro rata Annual Bonus for the year in which such termination occurs based on the number of days during the fiscal year that Executive was employed by the Company over the total number of days in the fiscal year (a “Pro Rata Annual Bonus”), payable when the Annual Bonus for such year would have otherwise been paid.

(b) Termination by the Company without Cause: Non-Renewal by the Company. If the employment of the Executive should terminate during the Term at the election of the Company without Cause or due to non-renewal of the Initial Term or any Renewal Term by the Company, then the Company shall pay or provide to the Executive the Accrued Benefits and, subject to Sections 7(c) and 16(m), the Company shall also pay all of the following compensation to, and provide the following benefits on behalf of, the Executive as follows:

(i) Payments in an amount equal to the sum of:

(I) the remaining Base Salary due Executive from the Date of Termination through the remainder of the Initial Term, at the rate in effect on the Date of Termination; plus

(ll) an amount equal the Minimum Bonuses due Executive from the Date of Termination through the remainder of the Initial Term; plus

(III) an amount equal to continued Base Salary for any period by which the Election Period (as defined in Section 10(d) below) extends beyond the Initial Term, at the rate in effect on the Date of Termination, plus;

(IV) an amount equal to the number of months (including a fraction for any partial months) by which the Election Period extends beyond the Initial Term multiplied by the product of (x) the Minimum Bonus divided by (y) 12;

(the sum of the amounts payable under this section, the “Severance Payments”). The Severance Payments shall be owed and made to Executive in equal monthly payments over a period equal to (x) the remainder of the Initial Term plus (y) any period by which the Election Period extends beyond the Initial Term; provided, that the first payment of the Severance Payments shall be made on the sixtieth (60th) day after the Date of Termination, and will include payment of any amount of the Severance Payments that were otherwise due prior thereto;

(ii) any accrued but unpaid Annual Bonus for the year prior to the year of termination, payable when the Annual Bonus for such year would have otherwise been paid;

EXECUTION VERSION

(iii) a Pro Rata Annual Bonus, payable when the Annual Bonus for such year would have otherwise been paid;

(iv) subject to (x) Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (y) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued payment by the Company of his health insurance coverage during the Eighteen (18) month period following the Date of Termination (the “Coverage Period”) to the same extent that the Company paid for such coverage immediately prior to the Date of Termination, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during the Coverage Period, the Company thereafter shall be obliged only to pay to the Executive each month an amount which, after reduction for income and employment taxes, is equal to the monthly employer premiums for such insurance for the remainder of the Coverage Period;

(v) continued payment or reimbursement, as applicable, by the Company of his life insurance premiums (as described in Section 4(d) of the Agreement) and disability insurance coverage (as described in Section 5(d)(ii) of the Agreement) during the twenty-four (24) month period following the Date of Termination to the same extent that the Company paid/provided reimbursement for such coverage immediately prior to the Date of Termination, subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during such twenty-four (24) month period, the Company thereafter shall be obliged only to pay to the Executive each month an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such period; and

(vi) immediate vesting of all of the outstanding and unvested restricted share awards and any other equity rights granted by the Company or an affiliate (or granted at the direction of the Company) to the Executive as of the Date of Termination.

(c) Release. Payments by the Company required under this Section 7 following termination or expiration of the Executive’s employment for any reason (other than the Accrued Benefits) shall be conditioned on and shall not be payable unless the Company receives from the Executive within sixty (60) days of the Date of Termination a fully effective and non-revocable written release substantially in the form attached as Exhibit B hereto of any and all past, present or future claims that the Executive (or, in the event of his death, his estate) may have against the Company or certain related parties (with such changes thereto as may be determined by the Company from time to time as necessary to reflect changes in applicable law to ensure that such release is valid). The Company agrees to provide the Executive with the release within seven (7) days of the Date of Termination.

(d) By the Company For Cause; Voluntary Resignation by the Executive; Non-Renewal by the Executive. In the event that the Executive’s employment is terminated during the Term by the Company for Cause, a Voluntary Resignation by the Executive or due to

EXECUTION VERSION

the non-renewal of the Initial Term or any Renewal Term by the Executive, the Company shall pay the Executive only the Accrued Benefits and the Company shall have no further obligations to the Executive under this Agreement

(d) Termination of Authority. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s).

8. INTENTIONALLY OMITTED.

9. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, business plans, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of his affiliation with or work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, by law or in any judicial or administrative proceeding (in which case, the Executive promptly shall provide the Company with notice pursuant to the next below paragraph) unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive, directly or indirectly, of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data (in whatever form it may be maintained including without limitation any electronic, written or mechanical formats) pertaining to the Confidential information and all devices on which such documents or data may have been stored electronically or mechanically and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 9 are not intended to restrict the Executive’s use of such previously acquired knowledge.

In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective

EXECUTION VERSION

order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

10. NON-COMPETITION ANP NONSOLlCITATION.

(a) Restriction on Competition. During the Restricted Period (as defined below), the Executive agrees not to engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any of the following: (i) any public or private specialty finance company focused on financing and investing in net leased commercial real estate or (ii) any other business line of the Company in which the Executive was directly involved during the Term. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 10(a) solely by reason of his passive ownership of 1% or less of the outstanding stock of any publicly traded corporation or other entity.

(b) Non-Solicitation of Clients and Investors. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other Person, any Person that is (x) a client of the Company to whom the Company had provided services at any time during the Executive’s employment with the Company in any line of business that the Company conducts as of the termination of the Executive’s employment or that the Company is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company or (y) an investor in the Company, any of its affiliates or any of their investment vehicles for the purpose of causing such investor to terminate or diminish its investment in or with the Company, any of its affiliates or any of their investment vehicles or to divert or otherwise cease to make a new investment in the Company, any of its affiliates or any of their investment vehicles. In addition, during the Restricted Period, the Executive agrees not to encourage any client of the Company as of the termination of the Executive’s employment to reduce its patronage to the Company.

(c) Non-Solicitation of Employees. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, solicit or hire, or attempt to solicit or hire, or cause any Person, other than an affiliate of the Company, to solicit or hire or retain any person who is then or was at any time during the preceding six (6) months an employee or independent contractor of the Company

(d) Restricted Period. The “Restricted Period” means the Term plus a period of up to fourteen (14) additional months following the Term, as determined by the Company in its sole discretion and communicated to the Executive in writing within ten (10) business days of the Date of Termination (such additional period, the “Election Period”); provided that, if the Company does not communicate to the Executive in writing within the said ten (10) business days the length of the Election Period, the Election Period shall extend through the fourteen (14) month period immediately following the Date of Termination.

(e) Acknowledgement. The Executive acknowledges that he will acquire much Confidential Information concerning the past, present and future business of the Company as the

EXECUTION VERSION

result of his employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 10 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

(f) Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 9 and 10 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of any of the provisions of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, under law or in equity (including, without limitation, the recovery of damages):

(i) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii) the right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation. profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

(g) If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, scope of activities or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

11. INTELLECTUAL PROPERTY. Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), developed by him during the period of his employment by the Company and whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any

EXECUTION VERSION

Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

12. EQUITABLE RELIEF. The Executive acknowledges and agrees that, notwithstanding anything herein to the contrary, including without limitation Section 13 hereof, upon any breach. by the Executive of his obligations under Sections 9, 10 or 11 hereof, the Company will have no adequate remedy at law, and accordingly shall be immediately entitled to specific performance and other appropriate injunctive and equitable relief in a court of competent jurisdiction.

13. ALTERNATIVE DISPUTE RESOLUTION (“ADR”) POLICY AND PROCEDURE

(a) Coverage. Except as otherwise expressly provided in this or by law, this ADR Policy and Procedure is the sole and exclusive method by which the Executive and the Company are required to resolve any and all disputes arising out of or related to the Executive’s employment with the Company or the termination of that employment, each of which is referred to as “Employment-Related Dispute”, including, but not limited to, disputes arising out of or related to any of the following subjects:

•	Compensation or other terms or conditions of the Executive’s employment; or

•	Application or enforcement of any Company program or policy to the Executive; or

•	Any disciplinary action or other adverse employment decision of the Company or any statement related to the Executive’s employment performance or termination; or

•	Any policy of the Company or any agreement between the Executive and the Company; or

•	Disputes over the arbitrability of any controversy or claim which arguably is or may be subject to this ADR Policy and Procedure; or

Claims arising out of or related to any current or future federal, state or local civil rights laws, fair employment laws, wage and hour laws, fair labor or employment standards laws, laws against discrimination, equal pay laws, wage and salary payment laws, plant or facility closing or layoff laws, laws in regard to employment benefits or protections, family and medical leave laws, and whistleblower laws, including by way of example, but not limited to, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1978, as they have been or may be amended from time to time; or

EXECUTION VERSION

•	Any other dispute arising out of or related to the Executive’s employment or its termination.

(b) Step 1: Negotiation. The Executive and the Company shall attempt in good faith to negotiate a resolution of any Employment-Related Dispute.

(c) Step 2: Mediation. If an Employment-Related Dispute cannot be settled through negotiation and remains unresolved 15 days after it asserted, the Executive or the Company may submit the dispute to mediation and the parties shall attempt in good faith to resolve the dispute by mediation, under the mediation procedure of JAMS or the American Arbitration Association (“AAA”). The choice of the JAMS or AAA mediation procedure shall be made by the party initiating mediation. Unless the Parties agree otherwise in writing, the mediation shall be conducted by a single mediator, and the mediator shall be selected from an appropriate JAMS or AAA panel pursuant to the JAMS or AAA rules, respectively. The mediation shall be conducted in New York City, New York. Unless the Parties agree otherwise, the cost of the mediator’s professional fees and expenses and any reasonable administrative fee will be shared and paid equally by the Parties, and each Party shall bear its own attorneys’ fees and costs of the mediation.

(d) Step 3: Binding Arbitration. If an Employment-Related Dispute cannot be settled through mediation and remains unresolved 45 days after the appointment of a mediator, the Executive or the Company may submit the dispute to arbitration and the dispute shall be settled in arbitration by a single arbitrator in accordance with the applicable rules for arbitration of employment disputes of JAMS or the AAA in effect at the time of the submission to arbitration. The choice of JAMS or AAA arbitration rules shall be made by the Party initiating arbitration. The arbitration shall be conducted in the city and state in which the Company office is located in which the Executive work(ed). The arbitrator shall not have the authority to alter or amend any lawful policy, procedure or practice of the Company or agreement to which the Company is a party or the substantive rights or defenses of either Party under any statute, contract, constitution or common law. Each Party shall be responsible for its own attorneys’ fees and other costs, fees and expenses, if any, with respect to its conduct of the arbitration. The administrative cost of the arbitration, including any reasonable administrative fee and arbitrator’s fees and expenses, shall be shared equally and paid by the Parties. The arbitrator is expressly empowered to award reasonable attorneys’ fees and expenses to the prevailing party as well as all other remedies to which either party would be entitled if the dispute were resolved in court. The decision and award of the arbitrator is final and binding. The arbitrator shall promptly issue a written decision in support of his/her award. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction, and the award may be confirmed and enforced in any such court. The Federal Arbitration Act or any applicable state law shall govern the application and enforcement of the provisions of this section.

(e) Provisional Remedies. The Executive or the Company may file a complaint or commence a court action to obtain an injunction to enforce the provisions of this ADR Policy and Procedure, or to seek a temporary restraining order or preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this ADR Policy and Procedure. Despite such complaint or action, the parties shall continue to participate in good faith in this ADR Policy and Procedure.

EXECUTION VERSION

(f) Administrative Agencies. Nothing in this ADR Policy and Procedure is intended to prevent you from filing a complaint or charge with any administrative agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board.

(g) At-Will Employment/Waiver of Jury or Court Trial. This ADR Policy and Procedure does not alter the terms and conditions of the Executive’s employment pursuant to this Agreement. Nothing in this ADR Policy and Procedure limits in any way the Executive’s right or the Company’s right to terminate the Executive’s employment at any time consistent with the terms of the Agreement. This ADR Policy and Procedure does not require the Executive or Company to start the arbitration process before taking action of any kind, including without limitation the termination of the Executive’s employment. This Policy waives any right that the Executive or the Company may have to a jury trial or a court trial of any Employment-Related Dispute (except as provided above in Sections 12 or 13(e) for a court to issue provisional or equitable remedies).

(h) ADR Agreement and Savings Provision.

(i) The Executive and the Company agree that this ADR Policy and Procedure shall mandatorily apply and be the sole and exclusive method by which both the Executive and the Company are required to resolve any and all Employment-Related Disputes, to the fullest extent permitted and not prohibited or restricted by law.

(ii) Should any provision of this ADR Policy and Procedure be held invalid, illegal or unenforceable, the Executive and the Company agree that it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this ADR Policy and Procedure shall remain in full force and effect The Executive and the Company further agree that the provisions of this ADR Policy and Procedure shall be deemed severable and the invalidity or enforceability of any provision of the Agreement shall not affect the validity or enforceability of the provisions of this Section 13.

14. INDEMNIFICATION. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including, to the extent permitted therein, the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company other than any action, suit or proceeding commenced by the Executive or by the Company related to this Agreement.

15. COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of eighteen (18) months following his termination of employment, he shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a

EXECUTION VERSION

reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

16. GENERAL.

(a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 16(a).

If to the Company, to:	ARC Advisory Services, LLC
405 Park Avenue, 12th Floor
New Yolk, NY 10022
Attn: Michael Weil
Email: mweil@arlcap.com

If to Executive, at his last residence shown on the records of the Company.

(b) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c) Waivers.

(i) No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(ii) Except as expressly set forth in this Agreement, Executive shall not be entitled to and the Company shall not be responsible to the Executive for any remuneration or benefits on behalf of Executive’s services to the Company, his employment or the termination of such employment.

(d) Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(e) Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal

EXECUTION VERSION

services. This Agreement shall not be assignable by the Company, except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

(f) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and the Chief Executive Officer or a duly authorized representative of the Company (other than the Executive).

(g) Governing Law. This Agreement and the performance and enforcement hereof shall be construed and governed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(h) Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa. Any references herein to “you” or “your” shall refer to the Executive.

(i) Payments and Exercise of Rights after Death. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.

(j) Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that the Executive’s execution of this Agreement is knowing and voluntary.

EXECUTION VERSION

(k) Withholding. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

(l) Consumer Price Index. For purposes of this Agreement, the term “CPI” refers to the Consumer Price Index-All Urban Consumer (“CPI-U”) for the U.S. City Average for All Items 1982-84=100, as published by the Bureau of Labor Statistics of the United States Department of Labor. If the CPI is hereafter converted to a different standard reference base or otherwise revised, the determination of the CPI adjustment shall be made with the use of such conversion factor, formula or table for converting the CPI, as may be published by the Bureau of Labor Statistics, or, if the Bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by an agency of the United States, or failing such publication, by a nationally recognized publisher of similar statistical information.

(m) Section 409A.

(i) Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by the Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(iii) For purposes of Code Section 409A (including, without limitation. for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv) Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to

EXECUTION VERSION

Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

(v) Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

(n) Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 7, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive the termination of this Agreement.

EXECUTION VERSION

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.

ARC ADVISORY SERVICES, LLC

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	President

Executive

By:	/s/ Paul H. McDowell

Paul H. McDowell

EXECUTION VERSION

EXHIBIT A

RESTRICTED STOCK AWARD AGREEMENT

PURSUANT TO THE

AMERICAN REALTY CAPITAL PROPERTIES, INC.

EQUITY PLAN

THIS AGREEMENT (this “Agreement”), made as of             , 201  , by and between American Realty Capital Properties, Inc., a Maryland corporation with its principal office at 405 Park Avenue, New York, New York 10022 (the “Company”), and                      residing at                      (the “Participant”).

WHEREAS, the Board of Directors of the Company (the “Board”) adopted the American Realty Capital Properties, Inc. Equity Plan (approved by the Board on September 6, 2011) (as such plan may be amended from time to time, the “Plan”);

WHEREAS, the Plan provides that the Company, through the Board, has the ability to grant awards of shares of Restricted Stock to directors, officers, employees of the Company’s manager ARC Properties Advisors, LLC (the “Manager”) or one of the Manager’s Affiliates; and

WHEREAS, subject to the terms and conditions of this Agreement and the Plan, the Board has determined that Participant, an employee of ARC Advisory Services, LLC (“ARC”), an Affiliate of the Manager, as a key provider of services to the Company, shall be awarded shares of Restricted Stock in the amount set forth below.

NOW, THEREFORE, the Company and the Participant agree as follows:

1. Sale of Shares. Subject to the terms, conditions and restrictions of the Plan and this Agreement, the Company awards to the Participant                  shares of Restricted Stock on             , 201   (the “Grant Date”). To the extent required by applicable law, the Participant shall pay the Company the par value ($.01) for each share of Restricted Stock awarded to the Participant simultaneously with the execution of this Agreement in cash or cash equivalents payable to the order of the Company. Pursuant to the Plan and Section 2 of this Agreement, the shares of Restricted Stock are subject to certain restrictions, which restrictions shall expire In accordance with the provisions of the Plan and Section 2 hereof.

2. Vesting. Subject to the terms of the Plan and this Agreement, the shares of Restricted Stock shall vest as follows:

(a) the shares of Restricted Stock shall vest (i) thirty four percent (34%) on the first anniversary of the Grant Date, (ii) thirty three percent (33%) on the second anniversary of the Grant Date, and (iii) thirty three percent (33%) on the third anniversary of the Grant Date; provided, in each case, that the Participant has not incurred an employment termination from ARC prior to such date.

(b) One hundred percent (100%) of any unvested shares of Restricted Stock shall automatically vest upon an “Acceleration Event” (as defined below). For purposes of this

EXECUTION VERSION

Agreement, an “Acceleration Event” shall mean the first to occur of any of the following: (i) a Change in Control; or (ii) the Participant Incurs an employment termination that is either a without Cause (as defined in the Employment Agreement between the Participant and ARC, dated             , 2013 (the “Employment Agreement”)) or due to a non-renewal of the Employment Agreement by ARC in accordance with the terms of the Employment Agreement; provided, that, in the case of the Acceleration Events described in clause (i) above, the Participant has not incurred an employment termination prior to such date.

(c) There shall be no proportionate or partial vesting in the periods prior to the applicable vesting dates and all vesting shall occur only on the appropriate vesting date.

3. Forfeiture. If a Participant incurs an employment termination for any reason other than as set forth in Section 2(b)(ii), the Participant shall automatically forfeit any unvested shares of Restricted Stock and the Company shall acquire such unvested shares of Restricted Stock for the amount paid by the Participant for such shares of Restricted Stock (or, if no amount was paid by the Participant for such shares of Restricted Stock, then the Company shall acquire such shares of Restricted Stock for no consideration).

4. Rights as a Holder of Restricted Stock. From and after the Grant Date, the Participant shall have, with respect to the shares of Restricted stock, all of the rights of a holder of shares of Stock, including, without limitation, the right to vote the shares of Stock, to receive and retain all regular cash dividends payable to holders of shares of Stock of record on and after the Grant Date (although such dividends will be treated, to the extent required by applicable law, as additional compensation for tax purposes), and to exercise all other rights, powers and privileges of a holder of shares of Stock with respect to the shares of Restricted Stock; provided, that, to the extent the Company issues a dividend in the form of shares of Stock or other property, such shares of Stock or other property shall be subject to the same restrictions that are then applicable to the shares of Restricted Stock under the Plan and this Agreement and such restrictions shall expire at the same time as the restrictions on the shares of Restricted Stock expire. Participant shall not be required to repay any dividends received with respect to shares of Restricted Stock that are subsequently forfeited prior to vesting.

5. Taxes; Section 83(b) Election. The Participant acknowledges that (i) no later than the date on which any shares of Restricted Stock shall have become vested, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state or local or other taxes of any kind required by law to be withheld with respect to any shares of Restricted Stock which shall have become so vested; (ii) the Company or ARC shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Federal, state or local or other taxes of any kind required by law to be withheld with respect to any shares of Restricted Stock which shall have become so vested, including that the Company may, but shall not be required to, sell a number of shares of Restricted Stock sufficient to cover applicable withholding taxes; and (iii) in the event that the Participant does not satisfy (i) above on a timely basis, the Company may, but shall not be required to, pay such required withholding and, to the extent permitted by applicable law, treat such amount as a demand loan to the Participant at the maximum rate permitted by law, with such loan, at the Company’s sole discretion and provided the Company so notifies the Participant within thirty (30) days of the making of the loan, secured by the shares of Restricted Stock and any failure by the Participant to pay the loan upon demand shall entitle the Company to all of the rights at law of a creditor secured by the shares of Restricted Stock. The Company may hold as security any certificates representing any shares of Restricted Stock and, upon demand of the Company, the Participant shall deliver to the Company any certificates in his possession

EXECUTION VERSION

representing the shares of Restricted Stock together with a stock power duly endorsed in blank. The Participant also acknowledges that it is his sole responsibility, and not the Company’s, the Manager’s or ARC’s, to file timely and properly any election under Section 83(b) of the Code, and any corresponding provisions of state tax laws, if the Participant wishes to utilize such election.

6. No Obligation to Continue Employment. This Agreement is not an agreement of employment Neither the execution of this Agreement nor the issuance of the shares of Restricted Stock hereunder constitute an agreement by the Company or ARC or any of their Affiliates to employ or to continue to employ the Participant during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which any shares of Restricted Stock are outstanding.

7. Legend. In the event that a certificate evidencing the shares of Restricted Stock is issued, the certificate representing the shares of Restricted Stock shall have endorsed thereon the following legends:

(a) “THE ANTICIPATION, ALIENATION, ATTACHMENT, SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR CHARGE OF THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE AMERICAN REALTY CAPITAL PROPERTIES, INC. (THE “COMPANY”) EQUITY PLAN (APPROVED BY THE BOARD ON SEPTEMBER 6, 2011) (AS SUCH PLAN MAY BE AMENDED FROM TIME TO TIME, THE “PLAN”) AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY DATED AS OF              201  . COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(b) Any legend required to be placed thereon by applicable blue sky laws of any state. Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing the shares of Restricted Stock prior to vesting as set forth in Section 2 hereof.

8. Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the shares of Restricted Stock provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.

9. Miscellaneous.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree

EXECUTION VERSION

In writing to perform this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement or any of the Participant’s rights, interests or obligations hereunder.

(b) This award of shares of Restricted Stock shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the shares of Restricted Stock, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

(c) The Participant agrees that the award of the shares of Restricted Stock hereunder is special incentive compensation and that it, any dividends paid thereon (even if treated as compensation for tax purposes) will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of ARC or any life insurance, disability or other benefit plan of ARC.

(d) No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(e) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(f) The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shaft not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(g) The headings of the sections of this Agreement have been Inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(h) All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to American Realty Capital Trust, Inc. at 106 York Road, Jenkintown, PA 19046, Attn: Chief Financial Officer.

(i) This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Maryland without reference to rules relating to conflicts of law.

10. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted thereunder and as may be in effect from time to time. The Plan is incorporated herein by reference. A copy of the Plan has been delivered to the Participant. If and to the extent that this

EXECUTION VERSION

Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant

[signature page(s) follow]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

American Realty Capital Properties, Inc.

By:
Name:

Title:

Dated:

Participant

Dated:

EXECUTION VERSION

EXHIBIT B

GENERAL RELEASE AND WAIVER AGREEMENT

This General Release and Waiver Agreement (the “General Release”) is made as of the      day of              20     between ARC Advisory Services, LLC (the “Company”) and                     , (the “Executive”),

WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of              2013 (the “Employment Agreement”), that provides for certain compensation and severance amounts upon his termination of employment and to which this form of General Release and Waiver Agreement is appended and made a part thereof, and

WHEREAS, the Executive has agreed, pursuant to the terms of the Employment Agreement, to execute a release and waiver in the form set forth in this General Release and Waiver Agreement in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement; and

WHEREAS, the Executive [has incurred] [will incur] a termination of employment [due to his death] [by the Company [due to Disability] [without Cause] (as defined in the Employment Agreement)] [due to a non-renewal of the Employment Agreement by the Company] effective as of                      (the “Termination Date”); and

WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company and the termination of the Executive’s employment by the Company.

NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERMINATION. The Executive acknowledge that his last date of employment with the Company [was] [will be] the Termination Date. The Executive acknowledges that the Termination Date was the termination date of his employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company or any of its affiliates and that the Company and its affiliates will have no obligation to rehire you, or to consider you for employment, after the Termination Date. The Executive further acknowledges and agrees that, effective as of the Termination Date, the Executive resigned as an officer of the Company and any of its affiliates and from all boards, committees, positions and offices with the Company and any of its affiliates and from any such positions held with any other entities at the direction or request of the Company or any of its affiliates. The Executive agrees to promptly execute and deliver such other documents as the Company will reasonably request to evidence such resignations. In addition, the Executive agrees and acknowledges that the Termination Date will be the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates. SEVERANCE. Assuming the Executive executes this General Release and does not revoke it within the time specified in Paragraph [    ] below then, subject to Paragraph [    ] below,

EXECUTION VERSION

the Executive will be entitled to the severance provided under Section [death/Disability - 7(a)] [without Cause/Non-renewal by the Company - 7(b)] of the Employment Agreement in accordance with the terms and conditions set forth therein (the “Severance Benefits”). The Executive acknowledges and agrees that the Severance Benefits exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company or any of its affiliates and/or any agreement between the Executive and the Company or any of its affiliates.

3. RELEASE. In consideration for the Severance Benefits:

(a) Executive, on behalf of himself and anyone who could make a claim on his behalf (including but not limited to his heirs, executors, administrators, trustees, legal representatives, successors and assigns) (hereinafter referred to collectively as “Releasors”), knowingly and voluntarily fully and unconditionally forever releases, acquits and discharges the Company, and any and all of its past and present owners, parents, affiliated entities, divisions, subsidiaries and each of their respective past, present and future stockholders, members, predecessors, successors, assigns, managers, agents, directors, officers, employees, representatives, attorneys, trustees, assets, employee benefit plans or funds and plan fiduciaries, any of its or their successors and assigns, and each of them whether acting on behalf of the Company or in their individual capacities (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which any Releasor ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever, including the Executive’s employment with the Company and the termination of such employment, from the beginning of time up to and including the Effective Date (as defined below) (hereinafter referred to as the “Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local laws relating to employment including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, or any claim under the Corporate Fraud and Criminal Fraud Accountability Act of 2002, Sections 922(h)(l) and 1057 of the Dodd-Frank Act, each as they may be or have been amended from time to time, and any and all other federal, state or local laws, regulations or constitutions covering the same or similar subject matters; and (ii) any and all other of the Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or in regard to any personal or property injury, or under the laws of any country or political subdivision, including, without limitation, any of the Claims for any kind of tortious conduct (including but not limited to any claim of defamation or distress), breach of the Agreement, violation of public policy, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, overtime compensation, severance pay or benefits

EXECUTION VERSION

of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses, or any other claims of any nature; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.

(b) The Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this General Release, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the Releasors and the Releasees or any of them, and that in furtherance of this intention, the Executive’s general release given herein will be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.

(c) Executive represents that neither he nor any other Releasor has filed or permitted to be filed and will not file against the Releasees, any arbitration or lawsuit, against any of the Releasees arising out of any matters set forth in Paragraph 3(a) hereof. If Executive or any Releasor has or should file an arbitration or lawsuit, Executive agrees to remove, dismiss or take similar action to eliminate such arbitration or lawsuit or similar action within five (5) days of signing this General Release.

(d) Notwithstanding the foregoing, this General Release is not intended to interfere with Executive’s right to file a charge or cooperate with an investigation by a governmental agency, including but not limited to the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”), Securities and Exchange Commission (hereinafter referred to as the “SEC”), or other similar governmental agencies or bodies. However, Executive hereby acknowledges and agrees that he has waived any and all relief available (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph 3(a), and therefore agrees that he will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this General Release.

(e) This General Release does not release, waive or give up any claim to the Severance Benefits or for workers’ compensation benefits, indemnification rights, vested retirement or welfare benefits the Executive may be entitled to under the terms of the Company’s retirement and welfare benefit plans or indemnification arrangements, as in effect from time to time, or any right to unemployment compensation that Executive may have.

4. COVENANTS.

(a) Executive hereby confirms and agrees that he remains subject to the terms of Sections 9 (Confidential Information), 10 (Non-Competition and Non-Solicitation), 11 (Intellectual Property), 12 (Equitable Relief) and 15 (Cooperation in Future Matters) of the Employment Agreement and agrees to abide by their terms and his duty of loyalty and fiduciary duty to the Company under applicable statutory or common law.

EXECUTION VERSION

(b) The Executive agrees that he will keep confidential and not disclose the terms and conditions of this General Release to any person or entity without the prior written consent of the Company, except to his accountants, attorneys and/or spouse, provided that they also agree to maintain the confidentiality of this General Release. The Executive will be responsible for any disclosure by them. The Executive further represents that he has not disclosed the terms and conditions of this General Release to anyone other than his attorneys, accountants and/or spouse. This paragraph does not prohibit disclosure of this General Release if required by law, provided the Executive has given the Company prompt written notice of any legal process and cooperated with the Company’s efforts, if any, to seek a protective order.

(c) The Executive represents that he has returned to the Company all property belonging to the Company and the other Releasees.

(d) The Executive agrees not to disparage the Company or any of the Releasees, including making any statement or comments or engaging in any conduct that is disparaging toward the Company or any of the Releasees whether directly or indirectly, by name or innuendo; provided, however, that nothing in this General Release will restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court or an administrative agency of competent jurisdiction, provided the Executive has given the Company prompt written notice of any legal process and cooperated with the Company’s efforts to seek a protective order.

5. NO RELIANCE. The Executive acknowledges and agrees that he is not relying on any representations made by the Company or any other Releasee regarding this General Release or the implication thereof The Company and the Executive acknowledge and agree that nothing contained in this General Release shall impact any agreement the Executive may have with any company that that is managed by the Company pursuant to a management agreement, including American Realty Capital Properties, Inc. and its subsidiary CapLease, Inc.

6. MISCELLANEOUS PROVISIONS.

(a) This General Release and the Employment Agreement contain the entire agreement between the Company and the Executive and, except as specifically set forth in this General Release or in the Employment Agreement, supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof No oral understanding, statements, promises or inducements contrary to the tenants of this General Release and the Employment Agreement exist. This General Release cannot be changed or terminated orally. Should any provision of this General Release be held invalid, illegal or unenforceable, it will be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this General Release will be enforceable and remain in full force and effect

(b) This General Release is not intended, and will not be construed, as an admission of the Company has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

EXECUTION VERSION

(c) This General Release will extend to, be binding upon, and inure to the benefit of the parties and their respective successors, heirs and assigns.

(d) This General Release will be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law, principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(e) This General Release may be executed in any number of counterparts each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same agreement.

7. ACKNOWLEDGEMENTS. The Executive acknowledges that he: (a) has carefully read this General Release in its entirety; (b) has had an opportunity to consider it for at least [twenty-one (21)] [forty-five (45)] days; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this General Release; (d) fully understands the significance of all of the terms and conditions of this General Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this General Release; (f) understands that he has seven (7) days in which to revoke this General Release (as described in Paragraph 8) after signing it and (g) is signing this General Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

8. The Executive may accept this General Release by signing it and returning it to [NAME], [COMPANY], [ADDRESS], within [twenty-one (21)] [forty-five (45)] days of his receipt of the same. After executing this Agreement, the Executive will have seven (7) days (the “Revocation Period”) to revoke this General Release by indicating his desire to do so in writing delivered to [NAME] at the address above (or by fax at [FAX NUMBER]) by no later than 5:00 p.m. EST on the seventh (7th) day after the date he signs this General Release. The effective date of this General Release will be the eight (8th) day after the Executive signs this General Release (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. The Executive agrees that no later than the fifth (5th) day following the Effective Date he will execute and return the address above the Certificate of Non-Revocation of the General Release Agreement attached as Attachment A hereto. In the event the Executive does not accept this General Release as set forth above, or in the event he revokes this Effective Date during the Revocation Period, this Effective Date, including but not limited to the obligation of the Company to provide the Severance Benefits, will be deemed automatically null and void.

[Signature page follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this General Release as of the day and year set forth beneath their signatures below.

ARC Advisory Services, LLC

By:
Name:
Title:

Date:

EXECUTIVE

Date:

EXECUTION VERSION

ATTACHMENT A

CERTIFICATE OF NON-REVOCATION

OF THE GENERAL RELEASE

AGREEMENT

I hereby certify and represent that seven (7) calendar days have passed since the Parties signed the General Release and Waiver Agreement, dated as of                      (the “General Release”), and that I have NOT exercised my right to revoke that General Release pursuant to the Older Workers Benefit Protection Act of 1990 or any other provision of law. I understand that the Company and the other Releasees on behalf of themselves and their subsidiaries and affiliates, in providing me with payments and/or benefits under the General Release, are relying on this Certificate, and that I can no longer revoke the General Release.

, 20
Executive	Date of Execution by Executive

IMPORTANT:

This Certificate should be signed, dated and retuned to [                    ] no earlier than on the eighth (8th) calendar day after the General Release is executed by both Parties, and no later than on the fifth (5th) calendar day (inclusive of said 8th calendar day) thereafter.